Exhibit 99.1

Certain Factors to Consider in Connection
with Forward-Looking Statements

December 2003

From time to time, Phoenix Gold International, Inc., (the “Company”), through its management, may make forward-looking public statements with respect to the Company regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to the Company’s future operations.  Forward-looking statements may be included in reports filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in press releases or in oral statements made with the approval of an authorized executive officer or director of the Company.  The words or phrases “will likely result,” “are expected to,” “intends,” “is anticipated,” “estimates,” “projects” or similar expressions are intended to identify “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, as enacted by the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are subject to a number of risks and uncertainties.  The Company cautions you not to place undue reliance on its forward-looking statements which speak only as of the date on which they are made.  The Company’s actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below.  The Company does not intend to update its forward-looking statements.

Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the Company hereby files the following cautionary statements identifying certain factors that could cause its actual results to differ materially from those described in its forward-looking statements.

Competition.  The market for the Company’s products is served by many domestic and international companies and is intensely competitive, highly fragmented and rapidly changing.  Some of the Company’s competitors have significantly greater financial and technical resources than the Company and may offer lower prices on competing products.  There can be no assurance that other companies, including those with greater resources than the Company, will not seek to compete with the Company using the same distribution channels or that in the face of such competition the Company will be able to maintain its current market share.

In its accessories line, the Company competes with other manufacturers and distributors, as well as with consumer electronics equipment manufacturers that market their own lines of accessories.  The Company competes with audio electronics and speaker manufacturers that market their products primarily through specialty dealer networks and mass merchandise retail stores.  There can be no assurance that the Company will be able to compete successfully by introducing products or performance features on a timely basis or by adding new features to its products while limiting price increases.  Increased competition could result in product price reductions, reduced margins and loss of market share, all of which could materially adversely affect the Company’s financial condition and results of operations.

Adverse Effect of Reduced Discretionary Consumer Spending.  Consumer purchases of accessories, electronics and speakers are highly discretionary.  The success of the Company is influenced by a number of economic factors affecting disposable income such as employment levels, business conditions, and interest and tax rates.  Adverse changes in these economic factors, among others, may cause consumers to reduce their discretionary spending, thereby adversely affecting the Company’s results of operations and growth.

Dependence on a Significant Customer.  The loss of Bose Corporation (“Bose”) as a customer or any significant portion of Bose orders could have a material adverse effect on the Company’s business, results of operations and financial condition.  Sales to Bose for the year ended September 30, 2003 decreased 45.9% from fiscal 2002 and were less than 10% of the Company’s net sales.  Bose accounted for 12.8% and 10.7% of the Company’s net sales during the years ended September 30, 2002 and 2001, respectively.  Purchase orders from Bose have historically fluctuated significantly from quarter to quarter.  Although the Company has continued to receive orders from Bose, the Company’s formal purchase agreement with Bose expired in March 2001.  The Company and Bose are currently negotiating a new purchase agreement.  There can be no assurance that the Company will be able to negotiate a new purchase agreement with Bose on acceptable terms or that purchases will be made by Bose under any agreement.  The loss of Bose as a customer or any significant portion of Bose orders could have a material adverse effect on the Company’s business, results of operations and financial condition.

Potential Fluctuations in Quarterly Results and Seasonality.  The Company’s quarterly results of operations are difficult to predict and may fluctuate significantly from quarter to quarter.  The Company’s results of operations are affected by the seasonality of the car audio aftermarket and the home audio market.  The car and home audio markets are both somewhat seasonal, with the majority of car audio sales normally occurring in the period March through September and the majority of home audio sales normally occurring in the period September through March.  Historically, the Company’s net sales were greater during the third (April through June) and fourth (July through September) quarters of the Company’s fiscal year than during the first two fiscal quarters.  Due to the acquisition of the AudioSource product line in fiscal 2001, the Company’s sales have increased in the home audio market.  Although the Company’s business is somewhat less seasonal, the Company’s quarterly results of operations are not necessarily indicative of its results of operations for the full year.

The Company’s results of operations may also fluctuate on a quarterly basis because of changes in general economic conditions, the size and timing of product orders and shipments, the introduction of new products and product enhancements by the Company and its competitors, the timing of operating expenditures and the risks inherent in international operations such as changes in demand resulting from fluctuations in interest and exchange rates, changes in trade policies, changes in tariff regulations and economic conditions in other countries, among other factors.  In addition, as a strategic response to a changing competitive environment, the Company may make certain pricing, product or marketing decisions that could have a material adverse effect on the Company’s quarterly results of operations.

Fixed Operating Expenses Relative To Revenues.  A significant portion of the Company’s manufacturing and operating expenses are relatively fixed in nature, and budgeted expenses are based primarily on sales forecasts.  The Company must generally plan production, purchase raw materials and finished goods, as well as undertake its sales and marketing activities, in advance of sales to customers.  If net sales do not meet the Company’s expectations and if the Company is unable to adjust operating expenses quickly enough, then operating results could be materially adversely affected.

Need for Introduction of New Products and Product Enhancements.  The market for the Company’s products is characterized by rapid technological change and the need for frequent introduction of new products and models.  The Company’s success depends in part upon its ability to maintain and enhance its products and to develop and introduce new products that keep pace with technological developments, respond to evolving customer preferences and requirements and achieve market acceptance.  Any failure by the Company to anticipate or respond adequately to technological developments and customer requirements, or any significant delays in product development or introduction, could have a material adverse effect on the Company’s financial condition and results of operations.

The success of product enhancements and new products depends on a variety of factors, including product selection, timely completion of product design, efficient implementation of manufacturing and assembly processes and effective sales and marketing.  In addition, dealers may be reluctant to sell new Company products for a number of reasons, including loyalty to competing products.

Dependence on Suppliers.  The Company is dependent on a number of suppliers for raw materials, components, a small number of subassemblies and, increasingly, finished goods.  Certain of these materials, components, subassemblies and finished goods are obtained from a single supplier or a limited number of suppliers.  The Company has no long-term contracts with any suppliers.  Component or raw materials shortages, production delays, work stoppages or quality control issues experienced by these suppliers or any other circumstances resulting in any of those suppliers ceasing to sell to the Company could have a material adverse effect on the Company’s financial condition and results of operations.  While the Company has not experienced significant shortages in the supply of raw materials, components, subassemblies and finished goods in the past, there is no assurance that supply shortages will not occur in the future.  The loss of certain suppliers or delays in shifting to new suppliers could result in manufacturing or shipping delays, which could have a material adverse effect on the Company’s results of operations.

Control by Current Shareholders.  Keith A. Peterson, the Company’s Chairman and Chief Executive Officer, and Timothy G. Johnson, the Company’s President and Chief Operating Officer, beneficially own approximately 68% of the Company’s outstanding common stock.  They have the power to control the vote on most issues submitted to the Company’s shareholders, including the election of the Company’s directors and approval or disapproval of fundamental corporate changes such as mergers, dissolution and changes in control.  As shareholders, Messrs. Peterson and Johnson may act in their own self-interest with respect to, among other things, the voting or disposal of their shares of Company common stock.  This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company.

High Inventory Requirements.  In order to meet its dealers’ needs for quick delivery, the Company carries substantial amounts of inventory.  This requirement increases the Company’s financing requirements and the risk of inventory obsolescence.  Although costs associated with inventory obsolescence have historically been immaterial, there can be no assurance that the risks associated with maintaining these levels of inventory will not have a material adverse effect on the Company’s results of operations.

Substantial International Operations.  International sales accounted for 22.4% and 20.1% of the Company’s net sales in fiscal years 2003 and 2002, respectively.  Gross margins for international sales are generally lower than for domestic sales.  Several of the Company’s significant suppliers are also located overseas.  Transactions with foreign suppliers and customers are subject to the risks of international trade, such as lengthy shipping times, tariff regulations, actions by foreign custom officials, changes in trade policies, foreign currency fluctuations and political instability.  In addition, a decrease in the value of a country’s currency in relation to the United States dollar would have the effect of raising the price of the Company’s products in that country and could cause consumers in that country to shift discretionary spending to other products or to competitors’ products manufactured outside the United States.  Increased duties could also increase the cost of the Company’s products sold in international markets.

Dependence on Key Employees.  The Company is dependent on the continued services of Messrs. Peterson and Johnson, and certain other key management personnel.  Although the Company has obtained “key man” insurance of $1.5 million with respect to Mr. Peterson, the loss of his services or the services of one or more other key personnel could have a material adverse effect on the Company.  The Company has no employment agreements with any of its key personnel.  There can be no assurance that the Company will be successful in attracting and retaining the personnel it requires to develop, manufacture and market its products or expand its operations.

Need to Protect Intellectual Property.  The Company’s future success will depend in part on its intellectual property.  The Company seeks to defend its intellectual property rights, but its actions may not adequately protect the rights covered by its trademarks and other proprietary rights, and prosecution of the Company’s claims could be time-consuming and costly.  In addition, the intellectual property laws of some foreign countries do not protect the Company’s proprietary rights, as do the laws of the United States.  Despite the Company’s efforts to protect its intellectual property, third parties may obtain, disclose or use the Company’s proprietary information or assets without its authorization.  Such disclosure could adversely affect the Company’s business.

Environmental Regulation.  Although the Company attempts to avoid using materials and manufacturing processes that create hazardous wastes it, like manufacturers of similar products, is subject to a number of Federal and state environmental statutes and regulations.  Although the Company believes it complies with all applicable environmental requirements, there can be no assurance that its manufacturing operations do not, or will not in the future, violate such requirements or that compliance with such requirements will not involve substantial cost or have a material adverse effect on the Company’s financial condition or results of operations.

Limited Trading Volume of Common Stock.  The Common Stock is traded in the Over-The-Counter (“OTC”) Bulletin Board market.  As a result, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the price of, the Common Stock.  In addition, the trading volume in the Common Stock has historically been low.  This low trading volume means that there is limited liquidity in the Company’s shares of Common Stock.  Selling the Company’s shares may be more difficult because smaller quantities of shares are bought and sold and news media coverage about the Company is limited.  These factors result in a limited trading market for the Company’s Common Stock and therefore investors may be unable to sell their shares of Common Stock immediately should they desire to do so.